Exhibit 99.1

ARRIS Announces Preliminary and Unaudited Fourth Quarter and Full Year 2016 Results

SUWANEE, Ga., February 22, 2017 – ARRIS International plc (NASDAQ:ARRS) today announced preliminary and unaudited financial results for the fourth quarter and full year 2016.

Fourth Quarter 2016 Financial Highlights

•	GAAP revenues were $1.759 billion

•	Adjusted revenues (a non-GAAP measure) were $1.775 billion

•	GAAP net income was $0.45 per diluted share

•	Adjusted net income (a non-GAAP measure) was $0.79 per diluted share

•	End-of-quarter cash resources were $1.107 billion

•	Cash from operating activities was $40.0 million

•	Order backlog was $1.106 billion

•	Book-to-bill ratio was 1.04

On January 4, 2016, the Company completed its combination with Pace plc and, as a result, comparisons to prior year periods are materially affected and the results include several restructuring and acquisition related items.

“We ended the year with a strong fourth quarter, delivering results ahead of both our quarterly and annual guidance.” said Bruce McClelland, ARRIS CEO. “I’m proud of the work the ARRIS team has done in 2016, completing the integration of Pace and strengthening our relationship with customers. With respect to the first quarter 2017, we are estimating revenues in the range of $1.435 billion to $1.485 billion and adjusted revenues in the range of $1.440 billion to $1.490 billion. We expect GAAP net loss per diluted share in the range of $(0.13) to $(0.09) and adjusted net income per diluted share in the range of $0.36 to $0.40. With regards to the remainder of 2017, we expect the year to follow a similar trend to 2016.    Guidance does not include the pending acquisition of the Ruckus Wireless and ICX Switch business announced today.” ARRIS will host its 2017 Investor Day on Thursday, March 23 at The Westin New York at Times Square.    Registration for the event can be found at the Company’s website: www.arris.com in the Investor Relations section.

GAAP revenues in the fourth quarter 2016 of $1.759 billion were up $657 million, or 60%, as compared to fourth quarter 2015 revenues of $1.102 billion. Fourth quarter 2016 revenues were up $34 million, or 2%, as compared to third quarter 2016 revenues of $1.725 billion. Full year 2016 revenues were $6.829 billion, up $2.031 billion, or 42%, as compared to the full year 2015 revenues of $4.798 billion. GAAP revenues include a $16 million reduction for the fourth quarter 2016 and a $30 million reduction for the full year ended December 31, 2016 as a result of the accounting for our customer warrant programs.

Adjusted revenues (a non-GAAP measure) in the fourth quarter 2016 were $1.775 billion as compared to $1.102 billion for the fourth quarter 2015, and the third quarter 2016 revenue of $1.735 billion. Year to date, adjusted revenues were $6.859 billion for 2016 as compared to 2015 adjusted revenues of $4.798 billion. As noted above, the adjustments to revenues solely relate to the accounting for our customer warrant programs.

A reconciliation of adjusted revenue to GAAP revenue is attached to this release and also can be found on the Company’s website (www.arris.com).

GAAP net income in the fourth quarter 2016 was $0.45 per diluted share, as compared to GAAP net income of $0.20 per diluted share in the fourth quarter 2015 and a GAAP net income of $0.25 per diluted share in the third quarter 2016.

Full year 2016 GAAP net income was $0.09 per diluted share for 2016, as compared to 2015 GAAP net income of $0.62 per diluted share.

Adjusted net income (a non-GAAP measure) in the fourth quarter 2016 was $0.79 per diluted share, as compared to $0.62 per diluted share for the fourth quarter 2015, and third quarter 2016 adjusted net income of $0.77 per diluted share.

Adjusted net income was $2.86 per diluted share for 2016 as compared to 2015 adjusted net income of $2.16 per diluted share.

A reconciliation of adjusted net income per diluted share to GAAP net income per diluted share is attached to this release and also can be found on the Company’s website (www.arris.com).

Cash & Cash Equivalents - The Company ended the fourth quarter 2016 with $1.107 billion of cash resources, as compared to $1.110 billion at the end of the third quarter 2016. The Company generated $40 million of cash from operating activities during the fourth quarter 2016, as compared to generating $127 million during the fourth quarter 2015. For full year 2016, the Company generated $367 million of cash from operating activities as compared to $344 million generated during the full year 2015.

Order backlog at the end of the fourth quarter 2016 was $1.106 billion as compared to $716 million and $1.034 billion at the end of the fourth quarter 2015 and the third quarter 2016, respectively. The Company’s book-to-bill ratio in the fourth quarter 2016 was 1.04 as compared to the fourth quarter 2015 of 1.14 and the third quarter 2016 of 0.88.

ARRIS management will conduct a conference call at 5:00 pm EDT, today, Wednesday, February 22, 2017, to discuss fourth quarter 2016 results, first quarter guidance and the pending acquisition of the Ruckus Wireless and ICX Switch business. You may participate in this conference call by dialing 888-713-4209 or 617-213-4863 prior to the start of the call and providing the ARRIS International plc name, conference pass code 776 161 08# and Bob Puccini as the moderator. Please note that ARRIS will not accept any calls related to this earnings release until after the conclusion of the conference call. A replay of the conference call can be accessed approximately two hours after the call through March 1, 2017, by dialing 888-286-8010 or 617-801-6888 for international calls and using the pass code 23890201. A replay also will be made available for a period of 12 months following the conference call on ARRIS’ website at www.arris.com.

Forward-Looking Statements

Statements made in this press release, including those related to:

•	revenues and net income for the first quarter 2017 and beyond;

•	integration of the acquired Pace business;

•	expected sales levels and acceptance of new ARRIS products;

•	expectations for the Ruckus Wireless and ICX Switch Business acquisition; and

•	the general market outlook and industry trends

are forward-looking statements. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things,

•	projected results for the first quarter 2017 as well as the general outlook for 2017 are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control;

•	the proposed acquisition of the Ruckus Wireless and ICX Switch business may not be completed as a result of failure to obtain regulatory approvals or other reasons;

•	the anticipated benefits from the acquisition may not be realized;

•	we may encounter significant transaction costs and unknown liabilities in connection with the acquisition;

•	volatility in the currency fluctuation may adversely impact our international customer’s ability or willingness to purchase products and the pricing of our products;

•	impacts of the recent U.K. referendum to leave the European Union, and the timing with respect to the same, remain largely unknown and could have an adverse impact on our results of operations;

•	regulatory changes, including those related to tax and the FCC, could have an adverse impact on our operations and results of operations;

•	the outstanding warrants held by customers will result in fluctuations in our GAAP revenues and GAAP net income per diluted share as a result of the required accounting adjustments;

•	our customers operate in a capital intensive consumer-based industry, and volatility in the capital markets or changes in customer spending may adversely impact their ability or willingness to purchase the products that we offer; and

•	because the market in which we operate is volatile, actions taken and contemplated may not achieve the desired impact relative to changing market conditions and the success of these strategies will be dependent on the effective implementation of those plans while minimizing organizational disruption.

In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: rights to intellectual property, including related litigation; the impact of rapidly changing technologies; market trends and the adoption of industry standards. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in the Company’s reports filed with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2016. In providing forward-looking statements, the Company expressly disclaims any obligation to update publicly or otherwise these statements, whether as a result of new information, future events or otherwise.

About ARRIS

ARRIS International plc (NASDAQ: ARRS) is a world leader in entertainment and communications technology. Our innovations combine hardware, software, and services across the cloud, network, and home to power TV and Internet for millions of people around the globe. The people of ARRIS collaborate with the world’s top service providers, content providers, and retailers to advance the state of our industry and pioneer tomorrow’s connected world. For more information, visit www.arris.com.

For the latest ARRIS news:

•	Check out our blog: ARRIS EVERYWHERE

•	Follow us on Twitter: @ARRIS

###

Contact:

Bob Puccini

Investor Relations

+1.720.895.7787

ARRIS and the ARRIS Logo are trademarks or registered trademarks of ARRIS Enterprises, LLC. All other trademarks are the property of their respective owners. © ARRIS Enterprises, LLC. 2017. All rights reserved.

ARRIS INTERNATIONAL PLC

PRELIMINARY CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
ASSETS

Current assets:
Cash and cash equivalents	$988,445	$1,031,978	$870,992	$659,181	$863,582
Short-term investments, at fair value	107,230	67,567	21,881	17,069	15,470

Total cash, cash equivalents and short term investments	1,095,676	1,099,545	892,873	676,250	879,052

Accounts receivable, net	1,359,430	1,104,596	1,053,760	972,540	651,893
Other receivables	73,193	45,456	55,698	31,868	12,233
Inventories, net	550,567	598,105	647,497	662,287	401,592
Prepaid income taxes	53,605	30,123	29,797	22,349	25,624
Prepaids	21,163	30,992	39,388	37,285	19,319
Other current assets	127,593	140,895	136,177	123,858	120,490

Total current assets	3,281,226	3,049,712	2,855,190	2,526,437	2,110,203

Property, plant and equipment, net	353,378	352,380	367,696	369,255	312,311
Goodwill	2,016,169	2,083,567	2,089,840	2,068,274	1,013,963
Intangible assets, net	1,677,178	1,772,243	1,902,864	2,036,791	810,448
Investments	72,932	80,914	77,749	72,115	69,542
Noncurrent deferred income tax assets	302,098	269,011	224,889	221,315	185,439
Other assets	59,877	43,989	21,626	18,849	21,611

	$7,762,857	$7,651,816	$7,539,853	$7,313,036	$4,523,516

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,047,879	$1,010,152	$1,016,956	$818,494	$514,877
Accrued compensation, benefits and related taxes	139,794	123,449	97,273	97,346	111,389
Accrued warranty	49,618	56,795	66,568	58,812	27,630
Deferred revenue	132,128	160,899	147,284	144,603	137,606
Current portion of LT debt & financing lease obligations	82,734	82,762	94,217	94,119	43,591
Current income tax liabilities	23,134	1,434	2,892	65,543	8,368
Other accrued liabilities	357,823	317,638	262,603	248,812	169,169

Total current liabilities	1,833,109	1,753,129	1,687,793	1,527,729	1,012,630
Long-term debt & financing lease obligations, net of current portion	2,180,009	2,200,642	2,221,383	2,242,071	1,496,243
Accrued pension	52,652	51,878	55,742	55,287	64,052
Noncurrent income taxes payable	127,913	109,955	84,694	68,974	42,197
Noncurrent deferred income tax liabilities	223,529	337,582	348,378	385,690	503
Other noncurrent liabilities	117,957	138,227	138,013	126,330	66,930

Total liabilities	4,535,168	4,591,412	4,536,004	4,406,081	2,682,555

Stockholders’ equity:
Ordinary shares	2,831	2,825	—	—	—
Common stock	—	—	2,834	2,824	1,790
Capital in excess of par value	3,317,193	3,259,143	3,227,758	3,204,853	1,777,276
Treasury stock at cost	—	—	—	(0)	(331,329)
Accumulated other comprehensive loss	3,291	(21,410)	(28,973)	(20,476)	(12,646)
Retained earnings (deficit)	(133,548)	(220,296)	(240,424)	(324,667)	358,823

Total ARRIS International plc stockholders’ equity	3,189,768	3,020,262	2,961,195	2,862,534	1,793,914
Stockholders’ equity attributable to noncontrolling interest	37,921	40,142	42,655	44,421	47,047

Total stockholders’ equity	3,227,688	3,060,404	3,003,850	2,906,955	1,840,961

	$7,762,857	$7,651,816	$7,539,853	$7,313,036	$4,523,516

ARRIS INTERNATIONAL PLC

PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2016	2015	2016	2015
Net sales	$1,759,223	$1,101,681	$6,829,118	$4,798,331
Cost of sales	1,323,620	743,008	5,121,898	3,379,409

Gross margin	435,603	358,673	1,707,220	1,418,922

Operating expenses:
Selling, general, and administrative expenses	116,577	107,866	455,171	417,086
Research and development expenses	133,459	133,236	585,967	534,168
Amortization of intangible assets	100,046	56,377	397,464	227,441
Integration, acquisition, restructuring and other costs	7,922	8,280	152,810	29,277

	358,005	305,760	1,591,411	1,207,971

Operating income	77,598	52,912	115,809	210,951
Other expense (income):
Interest expense	20,985	14,367	79,817	70,936
Loss (gain) on investments	7,788	(345)	21,193	6,219
Loss (gain) on foreign currency	(22,151)	16,557	(13,982)	20,761
Interest income	(1,623)	(587)	(4,395)	(2,379)
Other (income) expense, net	(74)	3,192	11,519	8,361

Income before income taxes	72,673	19,729	21,657	107,052
Income tax (benefit) expense	(11,838)	(7,116)	14,231	22,594

Consolidated net income	84,511	26,845	7,426	84,458
Net loss attributable to noncontrolling interests	(2,237)	(3,197)	(9,139)	(7,723)

Net income attributable to ARRIS International plc	$86,748	$30,041	$16,565	$92,181

Net income per common share (1):
Basic	$0.46	$0.20	$0.09	$0.63

Diluted	$0.45	$0.20	$0.09	$0.62

Weighted average common shares:
Basic	190,145	147,109	190,701	146,388

Diluted	192,400	149,842	192,185	149,359

(1)	Calculated based on net income attributable to shareowners of ARRIS International plc

ARRIS INTERNATIONAL PLC

PRELIMINARY CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2016	2015	2016	2015
Operating Activities:
Consolidated net income	$84,511	$26,845	7,426	$84,459
Depreciation	21,764	17,537	90,577	71,780
Amortization of intangible assets	102,647	57,606	404,475	231,590
Amortization of deferred finance fees and debt discount	1,915	1,671	7,705	9,646
Impairment of intangible assets	—	—	2,200	—
Deferred income tax (benefit) provision	(76,924)	(9,550)	(171,742)	5,418
Remeasurement of certain deferred tax liabilities	(16,356)	—	(16,356)	—
Stock compensation expense	18,483	17,662	62,535	64,218
Provision for non-cash warrants	16,264	—	30,158	—
Provision for doubtful accounts	246	744	1,386	2,997
Loss on disposal of plant, property and equipment and other	3,828	1,718	8,706	7,776
Loss on investments	7,788	(345)	21,194	6,220
Excess tax benefits from stock-based compensation plans	(96)	(3,643)	(3,656)	(3,997)
Changes in operating assets & liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(255,441)	(4,911)	(257,330)	(55,132)
Other receivables	(27,737)	(6,766)	(31,517)	(6,017)
Inventory	47,538	(34,056)	278,667	(6,685)
Accounts payable and accrued liabilities	58,026	8,937	(189,919)	15,065
Prepaids and other, net	53,174	53,936	122,317	(83,466)

Net cash provided by operating activities	39,630	127,385	366,826	343,872

Investing Activities:
Purchases of investments	(63,365)	(8,952)	(133,220)	(48,566)
Sales of investments	22,605	100,399	25,931	161,824
Purchases of property, plant & equipment, net	(26,114)	(12,192)	(66,760)	(49,890)
Proceeds from sale-leaseback transaction	—	—	—	24,960
Acquisitions, net of cash acquired	—	—	(340,118)	(97,905)
Purchases of intangible assets	(2,216)	(2,000)	(5,526)	(39,340)
Other, net	—	—	3,507	2,971

Net cash (used in) provided by investing activities	(69,090)	77,255	(516,186)	(45,946)

Financing Activities:
Proceeds from issuance of debt	—	—	800,000	—
Proceeds from sale-leaseback financing transaction	—	—	—	58,729
Payment of accounts receivable financing facility	—	—	(23,546)	—
Payment of financing lease obligation	(201)	(161)	(758)	(425)
Payment of debt obligations	(22,375)	(12,375)	(319,750)	(53,500)
Payment for deferred financing costs and debt discount	—	—	(2,304)	(8,239)
Repurchase of ordinary shares	—	—	(178,035)	(24,999)
Excess income tax benefits from stock-based compensation plans	96	3,643	3,656	3,997
Repurchase of shares to satisfy employee minimum tax withholdings	(163)	(14,228)	(17,925)	(46,680)
Proceeds from issuance of shares, net	8,570	8,173	12,885	16,189
Contribution from noncontrolling interest	—	544	—	54,794

Net cash (used in) provided by financing activities	(14,073)	(14,404)	274,223	(134)
Net (decrease) increase in cash and cash equivalents	(43,533)	190,236	124,863	297,792
Cash and cash equivalents at beginning of period	1,031,978	673,346	863,582	565,790

Cash and cash equivalents at end of period	$988,445	$863,582	$988,445	$863,582

ARRIS INTERNATIONAL PLC

PRELIMINARY ADJUSTED SALES & NET INCOME RECONCILIATION

(in thousands, except per share data) (unaudited)

	Q4 2015		Q3 2016		Q4 2016		DEC YTD 2015		DEC YTD 2016
	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share
Sales	$1,101,681		$1,725,145		$1,759,223		$4,798,332		$6,829,118
Highlighted items:
Reduction in revenue related to warrants	—		9,611		16,264		—		30,158

Adjusted sales	$1,101,681		$1,734,756		$1,775,487		$4,798,332		$6,859,276

Net income attributable to ARRIS International plc	30,041	0.20	48,162	0.25	86,748	0.45	92,181	0.62	16,565	0.09
Highlighted Items:
Impacting gross margin:
Stock compensation expense	2,219	0.01	2,773	0.01	2,837	0.01	8,508	0.06	9,846	0.05
Reduction in revenue related to warrants	—	—	9,611	0.05	16,264	0.08	—	—	30,158	0.16
Acquisition accounting impacts of fair valuing inventory	—	—	493	—	580	—	—	—	51,404	0.27
Impacting operating expenses:
Integration, acquisition, restructuring and other costs	8,281	0.06	10,831	0.06	7,922	0.04	29,277	0.20	152,810	0.80
Amortization of intangible assets	56,377	0.38	89,042	0.46	100,046	0.52	227,440	1.52	397,463	2.07
Stock compensation expense	15,443	0.10	15,102	0.08	15,646	0.08	55,710	0.37	52,690	0.27
Noncontrolling interest share of Non-GAAP adjustments	(1,357)	(0.01)	(786)	(0.00)	(807)	(0.00)	(2,947)	(0.02)	(3,145)	(0.02)
Impacting other (income)/expense:
Impairment of Investments	(159)	—	2,851	0.01	4,446	0.02	(9)	—	12,297	0.06
Debt amendment fees	291	—	(237)	—	—	—	15,342	0.10	(237)	—
Credit facility - ticking fees	1,022	—	—	—	—	—	1,700	0.01	(9)	—
Foreign exchange contract losses related to cash consideration of Pace acquisition	13,699	0.09	—	—	—	—	22,283	0.15	1,610	0.01
Remeasurement of certain deferred tax liabilities		—	—	—	(16,356)	—	—	—	(16,356)	(0.09)
Adjustment to liability related to foreign tax credit benefits	—	—	—	—	—	—	(3,669)	(0.02)	—	—
France R&D tax credit reclassification	—	—	4,992	0.03	(4,992)	(0.03)	—	—	—	—
Loss on sale of building	—	—	—	—	—	—	5,142	0.03	—	—
Impacting income tax expense:
France R&D tax credit reclassification	—	—	(4,992)	(0.03)	4,992	0.03	—	—	—	—
Foreign withholding tax	—	—	—	—	—	—	—	—	54,741	0.28
Net tax items	(32,363)	(0.22)	(31,145)	(0.16)	(64,417)	(0.33)	(128,864)	(0.86)	(209,437)	(1.09)

Total highlighted items	63,453	0.42	98,535	0.51	66,161	0.34	229,913	1.54	533,835	2.78

Adjusted net income	93,494	0.62	146,697	0.77	152,909	0.79	322,094	2.16	550,400	2.86

Weighted average common shares - basic		147,109		190,515		190,145		146,388		190,701

Weighted average common shares - diluted		149,842		191,508		192,400		149,359		192,185

ARRIS INTERNATIONAL PLC

PRELIMINARY SUPPLEMENTAL GAAP TO ADJUSTED SALES & GROSS MARGIN RECONCILATION

(in thousands)

(unaudited)

	Q4 2015	Q3 2016	Q4 2016
Sales - GAAP	1,101,681	1,725,145	1,759,223
Fair Value of Warrants Adjustment	—	9,611	16,264

Adjusted Sales - Non- GAAP	1,101,681	1,734,757	1,775,487

GAAP Gross Margin	358,673	442,850	435,603
Fair Value of Inventory Adjustment	—	494	580
Equity Compensation	2,219	2,773	2,837
Fair Value of Warrants Adjustment	—	9,611	16,264

Adjusted Gross Margin - Non-GAAP	360,892	455,728	455,284

GAAP Gross Margin - %	32.6%	25.7%	24.8%
Adjusted Gross Margin - Non-GAAP - %	32.8%	26.3%	25.6%

ARRIS INTERNATIONAL PLC

PRELIMINARY SUPPLEMENTAL GAAP TO ADJUSTED SALES & DIRECT CONTRIBUTION RECONCILATION

(in thousands)

(unaudited)

	Q4 2016
	Network & Cloud	CPE	Corp/ Other	Total
Net Sales	519,871	1,255,552	(16,200)	1,759,223
Non GAAP Adjustments (1)	—	—	16,264	16,264

Adjusted Net Sales	519,871	1,255,552	64	1,775,487

Direct Contribution (2)	179,128	183,901	(177,640)	185,388
Non GAAP Adjustments (3)	—	—	35,327	35,327

Adjusted Direct Contribution	179,128	183,901	(142,313)	220,715

Direct Contribution % of sales	34.5%	14.6%		12.4%

(1)	Impact of warrant adjustment.
(2)	Defined as gross margin less direct operating expenses, excluding amortization of intangible assets, restructuring charges, acquisition, integration and other costs.
(3)	Equity compensation expense, adjustments related to the acquisition accounting impacts and warrants adjustment.

ARRIS INTERNATIONAL PLC

PRELIMINARY SUPPLEMENTAL GAAP TO ADJUSTED EPS GUIDANCE RECONCILATION

(in thousands)

Q1 2017 Guidance
Estimated GAAP Sales - $M	1,435 - 1,485
Warrants - $M	5

Estimated Adjusted (Non-GAAP) Sales - $M	1,440 - 1,490

Estimated GAAP EPS	$(0.13) - $(0.09)
Reconciling Items:
Amortization of Intangibles	0.48
Stock Compensation Expense	0.10
Integration and Other Costs	0.01
Warrants	0.02
Net tax items	(0.12)

Subtotal	0.49

Estimated Adjusted (Non-GAAP) EPS	$0.36 - $0.40

Note: GAAP sales and EPS will be impacted by the fair value of warrants issued which can vary depending upon the ultimate volumes, product mix and fair value calculation.

Notes to GAAP to Adjusted Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). However, management believes that certain non-GAAP financial measures provide management and other users with additional meaningful financial information that should be considered when assessing our ongoing performance. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:

Reduction in Revenue Related to Warrants: We entered into agreements with customers for the issuance of warrants to purchase up to 14.0 million of ARRIS’ ordinary shares. Vesting of the warrants is subject to certain purchase volume commitments, and therefore the accounting guidance requires that we record the change in the fair value of warrants as a reduction in revenue. Until final vesting, changes in the fair value of the warrants will be marked to market and any adjustment recorded in revenue. We have excluded the effect of the implied fair value in calculating our non-GAAP financial measures. We believe it is useful to understand the effects of these items on our total revenues and gross margin.

Stock-Based Compensation Expense: We have excluded the effect of stock-based compensation expenses in calculating our non-GAAP operating expenses and net income (loss) measures. Although stock-based compensation is a key incentive offered to our employees, we continue to evaluate our business performance excluding stock-based compensation expenses. We record non-cash compensation expense related to grants of restricted stock units. Depending upon the size, timing and the terms of the grants, the non-cash compensation expense may vary significantly but will recur in future periods.

Acquisition Accounting Impacts Related to Inventory Valuation: In connection with the accounting related to our acquisitions, business combinations rules require the inventory be recorded at fair value on the opening balance sheet. This is different from historical cost. Essentially we are required to write the inventory up to end customer price less a reasonable margin as a distributor. We have excluded the resulting adjustments in inventory and cost of goods sold as the historic and forward gross margin trends will differ as a result of the adjustments. We believe it is useful to understand the effects of this on cost of goods sold and margin.

Integration, Acquisition, Restructuring and Other Costs: We have excluded the effect of acquisition, integration, and other expenses and the effect of restructuring expenses in calculating our non-GAAP operating expenses and net income (loss) measures. We incurred expenses in connection with the ActiveVideo and the Pace acquisitions, which we generally would not otherwise incur in the periods presented as part of our continuing operations. Acquisition and integration expenses consist of transaction costs, costs for transitional employees, other acquired employee related costs, and integration related outside services. Restructuring consists of employee severance and abandoned facilities. We believe it is useful to understand the effects of these items on our total operating expenses.

Amortization of Intangible Assets: We have excluded the effect of amortization of intangible assets in calculating our non-GAAP operating expenses and net income (loss) measures. Amortization of intangible assets is non-cash, and is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. Investors should note that the use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

Noncontrolling Interest share of Non-GAAP Adjustments: The joint venture formed with Charter for the acquisition of ActiveVideo is accounted for by ARRIS under the consolidation method. As a result, the consolidated statement of operations include the revenues, expenses, and gains and losses of the noncontrolling interest. The amount of net income (loss) related to the noncontrolling interest are reported and presented separately in the consolidated statement of operations. We have excluded the noncontrolling share of any non-GAAP adjusted measures recorded by the joint venture, as we believe it is useful to understand the effect of excluding this item when evaluating our ongoing performance.

Impairment of Investments: We have excluded the effect of an other-than-temporary impairment of a cost method investment in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of this non-cash item in our other expense (income).

Debt Amendment Fees: In 2015, the Company amended its credit agreement. This debt modification allowed us to improve the terms and conditions of the credit agreement, extend the maturities of certain loan facilities, increase the amount of the revolving credit facility, and add a new term A-1 loan facility. We have excluded the effect of the associated fees in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of this item in our other expense (income).

Credit Facility - Ticking Fees: In connection with our acquisition of Pace, the cash portion of the consideration was funded through debt financing commitments. A ticking fee is a fee paid to our banks to compensate for the time lag between the commitment allocation on a loan and the actual funding. We have excluded the effect of the ticking fee in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of this item in our other expense (income).

Foreign Exchange Contract (Gains) Losses Related to Cash Consideration of Pace Acquisition: In the second quarter of 2015, the Company announced its intent to acquire Pace plc in exchange for stock and cash. We subsequently entered into foreign exchange forward contracts in order to hedge the foreign currency risk associated with the cash consideration of the Pace acquisition. These foreign exchange forward contracts were not designated as hedges, and accordingly, all changes in the fair value of these instruments are recognized as a loss (gain) on foreign currency in the Consolidated Statements of Operations. We believe it is useful to understand the effect of this on our other expense (income).

Remeasurement of Deferred Tax Liability Related to Acquired Intangible Assets: In the fourth quarter of 2016, the Company recorded a foreign currency remeasurement gain related to a deferred income tax liability, in the United Kingdom, arising from the assignment of intangibles acquired in the Pace acquisition. This deferred income tax liability is denominated in GBP. The foreign currency remeasurement gain derives from the remeasurement of the GBP deferred income tax liability to the USD, since the date of the acquisition. We have excluded the impact of this gain in the calculation of our non-GAAP measures. We believe it is useful to understand the effects of this item on our total other expense (income).

Adjustment to Liability Related to Foreign Tax Credit Benefits: In connection with our acquisition of Motorola Home, we have obtained certain foreign tax credit benefits for which we have recorded a liability to Google resulting from certain provisions in the acquisition agreement. The expense and subsequent adjustments related to this liability has been recorded as part of other expense (income). We have excluded the effect of the expense in the calculation of our non-GAAP financial measures. We believe it is useful to understand the effects of this item on our total other expense (income).

France R&D Tax Credit: France R&D tax credits were recorded as an other asset on the date of our acquisition of Pace, as Pace France, a subsidiary of Pace, had a history of losses and did not expect to utilize their R&D Tax Credits against a future France income tax liability but rather expected to use the credits to offset non-income taxes. In the third quarter of 2016, our restructuring in France required a reclassification of the R&D tax credits from other assets to deferred tax assets prior to the utilization of the tax credits. This impact of the reclassification was a charge to other expense with an offsetting tax benefit. However, during the fourth quarter of 2016, the Company determined that the original classification within income taxes was more appropriate and therefore the reclassification from the third quarter of 2016 reversed. We have excluded the effect of the other expense and tax benefit in the calculation of our non-GAAP financial measures. We believe it is useful to understand the effects of this event on our total other expense (income) and income tax.

Loss on Sale of Building: In the first quarter of 2015, the Company sold land and a building that qualified for sale-leaseback accounting and was classified as an operating lease. A loss has been recorded on the sale. We have excluded the effect of the loss on sale of property in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of excluding this item when evaluating our ongoing performance.

Foreign Withholding Tax: In connection with our acquisition of Pace, ARRIS US Holdings, Inc. transferred shares of its subsidiary ARRIS Financing II Sarl to ARRIS International plc. Under U.S. tax law, based on the best available information, we believe the transfer constituted a deemed distribution from ARRIS U.S. Holdings Inc. to ARRIS International plc that is treated as a dividend for U.S. tax purposes. A deemed dividend of this type is subject to U.S. withholding tax to the extent of the current and accumulated earnings and profits (as computed for tax purposes) (“E&P”) of ARRIS U.S. Holdings Inc., which include the E&P of the former ARRIS Group, Inc. and subsidiaries through December 31, 2016. Accordingly, ARRIS U.S. Holdings Inc. remitted U.S. withholding tax in the amount of $55 million based upon its estimated E&P of $1.1 billion and the U.S. dividend withholding tax rate of 5 percent (as provided in Article 10 (Dividends) of the United Kingdom-United States Tax Treaty). We have excluded the withholding tax in calculating our non-GAAP financial measures.

Income Tax Expense (Benefit): We have excluded the tax effect of the non-GAAP items mentioned above. Additionally, we have excluded the effects of certain tax adjustments related to tax and legal restructuring, state valuation allowances, research and development tax credits and provision to return differences.